EXHIBIT 1

MAD CATZ INTERACTIVE, INC.

141 ADELAIDE STREET WEST, SUITE 400

TORONTO, ONTARIO

M5H 3L5

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT the annual and special meeting (the “Meeting”) of shareholders of Mad Catz Interactive, Inc. (the “Corporation”) will be held at the offices of Lang Michener, Suite 2500, BCE Place, 181 Bay Street, Toronto, Ontario, M5J 2T7, on Wednesday, August 20, 2003 at 10:00 a.m. (Toronto time) for the following purposes:

1.	to receive the Annual Report of the Corporation containing the audited consolidated financial statements of the Corporation for the financial year ended March 31, 2003 and the auditor’s report thereon;

2.	to elect five directors;

3.	to appoint the auditor of the Corporation and to authorize the directors to fix the auditor’s remuneration;

4.	to consider and, if deemed appropriate, to approve (with or without variation) a resolution in the form set forth in Schedule “A” to the accompanying Management Proxy Circular and incorporated herein by reference, authorizing the issuance by the Corporation of up to 53,000,000 additional common shares by way of one or more private placements during the period of one year following shareholder approval; and

5.	to transact such further or other business as may properly come before the Meeting or any adjournment(s) thereof.

A Management Proxy Circular and form of proxy accompany this Notice of Meeting. Registered shareholders who are unable to attend the Meeting are requested to specify on the accompanying form of proxy the manner in which the shares represented thereby are to be voted and to sign, date and return the proxy in accordance with the instructions set out in the proxy and the Management Proxy Circular.

If you are a non-registered shareholder and receive these materials through your securities dealer or another intermediary, please complete and return these materials in accordance with the instructions provided to you by your securities dealer or intermediary.

DATED at Toronto, Ontario, Canada, this 23rd day of July, 2003.

BY ORDER OF THE BOARD OF DIRECTORS

Morris Perlis

President and Chief Executive Officer

MAD CATZ INTERACTIVE, INC.

MANAGEMENT PROXY CIRCULAR

SOLICITATION OF PROXIES FOR THE ANNUAL AND SPECIAL MEETING OF

SHAREHOLDERS TO BE HELD ON AUGUST 20, 2003

SOLICITATION OF PROXIES

This Management Proxy Circular is furnished in connection with solicitation of proxies by the management of Mad Catz Interactive, Inc. (the “Corporation”) for use at the annual and special meeting of shareholders of the Corporation (the “Meeting”) to be held at the offices of Lang Michener, Suite 2500, BCE Place, 181 Bay Street, Toronto, Ontario, M5J 2T7 at 10:00 a.m. (Toronto time) on Wednesday, August 20, 2003 and at any adjournment thereof for the purposes set out in the accompanying Notice of Meeting. Shareholders who are unable to be present at the Meeting in person are requested to complete, sign, date and return the accompanying form of proxy to the Secretary of the Corporation, c/o Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, South Tower, Toronto, Ontario, M5J 2Y1 in time for use at the Meeting. An addressed envelope, with the postage prepaid, accompanies this Management Proxy Circular and may be used for such purpose. The solicitation will be made primarily by mail. However, directors, officers and employees of the Corporation may also solicit proxies by advertisement, by telephone, by facsimile, through the Corporation’s transfer agent, Computershare Trust Company of Canada, or in person. The Corporation will, upon request, reimburse broker-dealers, banks, custodians, nominees and other fiduciaries for their reasonable expenses incurred in forwarding proxy material to beneficial owners of the Corporation’s shares. The cost of solicitation will be borne by the Corporation. Unless otherwise indicated, the information contained herein is given as of June 30, 2003.

APPOINTMENT OF PROXYHOLDER

The persons named in the enclosed form of proxy are officers of the Corporation and shall represent management at the Meeting. A shareholder has the right to appoint some other person to represent the shareholder at the Meeting. A shareholder desiring to appoint some other person (who need not be a shareholder of the Corporation) to represent him or her at the Meeting may do so either by inserting such other person’s name in the blank space provided in the form of proxy or by completing another form of proxy and in either case by delivering, at any time up to and including the last business day preceding the day of the Meeting or any adjournment(s) thereof, the completed form of proxy addressed to the Secretary of the Corporation, c/o Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, South Tower, Toronto, Ontario, M5J 2Y1, or to the Chairman or the Secretary of the Meeting at the beginning of the Meeting or any adjournment(s) thereof, or in any other manner permitted by law.

REVOCATION OF PROXIES

A shareholder who has given a proxy may revoke it by instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing and deposited either at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof, or in any other manner permitted by law.

VOTING OF PROXIES

The common shares represented by the accompanying form of proxy will be voted or withheld from voting in accordance with the instructions of the shareholder executing the proxy on any ballot which may be called for. In the absence of such instructions, such shares will be voted (i) for the election of the directors named in this

Management Proxy Circular; (ii) for the appointment of KPMG LLP as the auditor of the Corporation and to authorize the directors to fix the remuneration of the auditor; and (iii) for the resolution authorizing the issuance by the Corporation of up to an additional 53,000,000 common shares by way of private placements during the period ending one year following the date of shareholder approval; all as more particularly described in this Management Proxy Circular.

The accompanying form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and to other matters that may properly come before the Meeting. At the time of the printing of this Management Proxy Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting, other than the matters specifically identified in the accompanying Notice of the Meeting. If, however, amendments, variations or other matters properly come before the Meeting or any adjournment thereof, the persons named in the accompanying form of proxy will vote thereon in accordance with their best judgment pursuant to the discretionary authority conferred by the form of proxy with respect to such matters.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The authorized share capital of the Corporation consists of an unlimited number of common shares, an unlimited number of Class A Preferred shares and an unlimited number of Class B Preferred shares. As at June 30, 2003, the Corporation had 53,206,719 common shares, no Class A Preferred shares and no Class B Preferred shares issued and outstanding.

Common Shares

Each common share of the Corporation entitles the holder to one vote at meetings of the shareholders of the Corporation and, subject to the prior rights of holders of Class A Preferred shares and Class B Preferred shares, to receive any dividends declared by the Board of Directors of the Corporation and the remaining property of the Corporation upon liquidation, dissolution or winding up.

Class A Preferred Shares

The Class A Preferred shares do not entitle the holder thereof to vote at meetings of the shareholders of the Corporation except when dividends are in arrears. However, holders of Class A Preferred shares have a priority over the Class B Preferred shares and common shares of the Corporation with respect to the right to receive the remaining property of the Corporation upon the liquidation, dissolution or winding-up of the Corporation and the right to receive dividends. The Class A Preferred shares are issuable in series in such number and having such designation, rights, privileges, conditions and restrictions as fixed by the Board of Directors from time to time.

Class B Preferred Shares

The Class B Preferred shares entitle the holder thereof to vote at meetings of the shareholders of the Corporation as well as to receive dividends. In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets among shareholders for the purpose of winding up its affairs, holders are entitled to receive $0.01 per Class B Preferred share before any distribution to the holders of common shares and thereafter, the holders of Class B Preferred shares and common shares are entitled to share pro rata and pari passu. The Class B Preferred shares are convertible into common shares of the Corporation, on a share for share basis, and redeemable in accordance with the formula provided in the articles of the Corporation.

Each common shareholder is entitled to one vote at the Meeting for each common share shown as registered in such shareholder’s name on the list of shareholders which is available for inspection during normal business hours at the offices of Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, South Tower, Toronto, Ontario and at the Meeting. The Board of Directors of the Corporation has fixed the close of business on July 18, 2003 as the record date (the “Record Date”) for shareholders entitled to receive notice of the Meeting and such shareholders of record will be entitled to vote at the Meeting.

To the knowledge of the directors and officers of the Corporation, no person or company beneficially owns, directly or indirectly, or exercises control or direction over more than 10% of the issued and outstanding common shares of the Corporation as at June 30, 2003 except, Mr. Patrick S. Brigham, the Chairman of the Corporation, who beneficially owns or exercises control or direction over 8,567,605 common shares, representing 16.1% of the number of common shares outstanding.

The Corporation adopted a shareholders rights plan (the “Rights Plan”) on May 26, 2000 and at the annual and special meeting of shareholders of the Corporation held on August 7, 2002, shareholders approved the extension of the term of the Rights Plan until the close of business on the date of the Corporation’s annual meeting of shareholders to be held in 2005. The Rights Plan is designed to give the Corporation’s shareholders sufficient time to properly assess a take-over bid without undue pressure and to give the Corporation’s Board of Directors time to consider alternatives designed to allow the Corporation’s shareholders to receive full and fair value for their common shares. Additionally, the Rights Plan is designed to provide shareholders of the Corporation with equal treatment in a take-over bid. The desire to ensure that the Corporation is able to address unsolicited take-over bids for its common shares stems from a concern that Canadian take-over bid rules provide too short a response time to companies that are subject to unsolicited take-over bids to ensure that shareholders are offered full and fair value for their shares.

Under the Rights Plan, a right to purchase one common share of the Corporation (a “Right”) was issued for each outstanding common share of the Corporation as at May 26, 2000. In addition, a Right will be issued for each common share issued subsequent to May 26, 2000 and prior to the time of separation (the “Separation Time”) of the Rights. Prior to the Separation Time, Rights will be evidenced by the corresponding common share certificate and will trade only with the corresponding common shares. The Rights will separate from the common shares and become exercisable eight trading days following an announcement that a person has acquired ownership of 20% or more of the Corporation’s common shares (and thereby become an “Acquiring Person”) or has commenced a take-over bid for the Corporation’s common shares, other than, in each case, pursuant to a “Permitted Bid”, a “Competing Permitted Bid” or other transaction approved by the Board of Directors of the Corporation. Upon a person becoming an Acquiring Person (other than by means of a “Permitted Bid”, a “Competing Permitted Bid” or other approved transaction), then holders of Rights, other than the Acquiring Person and certain persons connected to the Acquiring Person, may exercise the Right to purchase common shares of the Corporation at a 50% discount to the then prevailing market price for the common shares, with the number of common shares purchasable per Right being equal to the number obtained by multiplying the exercise price of the Rights ($50) by 2 and dividing the product so obtained by the then prevailing market price.

Under the Rights Plan, a “Permitted Bid” is a take-over bid made by means of a take-over bid circular to all shareholders, which bid must be open for acceptance for a minimum of 60 days, be accepted by holders of not less than 50% of the outstanding common shares, excluding common shares owned by the offeror and certain related parties and which if so accepted, must be extended for a further 10 business days to allow other shareholders to tender to the bid. A “Competing Permitted Bid” is a take-over bid made while a Permitted Bid is ongoing and which satisfies all of the Rights Plan’s criteria for a Permitted Bid, except that a Competing Permitted Bid need only be open for acceptance until the later of the 60th day after the earliest Permitted Bid then in existence was commenced and 21 days after the Competing Permitted Bid was made. The foregoing is a summary of the Rights Plan and is qualified in its entirety by the Rights Plan set forth in the Shareholder Rights Plan Agreement made as of May 26, 2000, as amended by agreement made as of August 7, 2002 between the Corporation and Computershare Trust Company of Canada, a copy of which is available from the Corporation upon request.

VOTING BY NON-REGISTERED BENEFICIAL SHAREHOLDERS

The information set forth in this section is important to many shareholders of the Corporation as a substantial number of shareholders do not hold their common shares in their own name.

Only registered securityholders or the persons they appoint as their proxies are permitted to vote at the Meeting. However, in many cases, common shares of the Corporation owned by a person are registered either:

(i)	in the name of an intermediary (an “Intermediary”) (which may include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered registered retirement savings plans, registered retirement income funds, registered education savings plans and similar plans); or

(ii)	in the name of a clearing agency (such as The Canadian Depository for Securities Limited (“CDS”)) of which the Intermediary is a participant.

Such beneficial shareholders who hold their common shares of the Corporation through an Intermediary are referred to herein as Beneficial Holders.

In accordance with the requirements of National Instrument 54-101, the Corporation has distributed copies of the Circular and its accompanying Notice of Meeting together with a form of proxy (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for onward distribution to Beneficial Holders. Frequently, Intermediaries will use service companies to forward the Meeting Materials to Beneficial Holders. Generally, Beneficial Holders will either:

(i)	be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile stamped signature), which is restricted as to the number of shares beneficially owned by the Beneficial Holder but which is not otherwise completed. Since the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Beneficial Holder when submitting the proxy. In this case, the Beneficial Holder who wishes to vote by proxy should otherwise properly complete the form of proxy and deliver it as specified above under “Voting of Proxies” and “Appointment of Proxyholder”; or

(ii)	more typically, be given a voting instruction form which must be completed and signed by the Beneficial Holder and returned to the Intermediary or its service company (frequently Independent Investor Communications Corporation) in accordance with the directions accompanying the voting instruction form. A Beneficial Holder receiving a voting instruction form cannot use that form to vote the common shares held by such Beneficial Holder directly at the applicable Meeting.

In either case, the purpose of these procedures is to permit Beneficial Holders to direct the voting of the common shares they beneficially own. A Beneficial Holder who wishes to attend and vote at a Meeting in person (or to have another person attend and vote on behalf of the Beneficial Holder) should print the Beneficial Holder’s (or such other person’s) name in the blank space provided for that purpose in the first paragraph of the form of proxy or, in the case of a voting instruction form, follow the corresponding instructions on that form. In either case, Beneficial Holders should carefully follow the instructions of their Intermediary and its service company, as applicable.

EXECUTIVE COMPENSATION

Compensation of Named Executive Officers

The following table provides a summary of all compensation earned for the three most recently completed financial years by those persons who served as the Corporation’s Chief Executive Officer at any time during the most recently completed fiscal year and the other most highly compensated executive officers of the Corporation for the fiscal year ended March 31, 2003 (collectively, the “Named Executive Officers”).

Summary Compensation Table

Information provided in the table below is in United States dollars unless noted otherwise.

								Long-Term Compensation
		Annual Compensation						Awards		Payouts
Name and Principal Position	Year	Salary		Bonus	Other Annual Compensa- tion (1)			Securities Under Options Granted (2)	Restricted Shares or Restricted Share Units	LTIP Payouts	All other Compen- sation

Darren Richardson, Executive Vice-President; President and COO, MCI	2003 2002 2001	$ $ $	194,192 181,500 150,000	— — —		— — —		100,000 150,000 50,000	— — —	— — —	— — —

Andrew C. Schmidt, Former Chief Financial Officer(3)	2003 2002 2001	$ $ $	127,004 152,500 45,000	— — —	Cdn$	8,850 —	(4)	75,000 165,000 —	— —	— —	— —

Warren Cook, Senior Vice President, MCI	2003 2002 2001	$ $ $	180,108 161,550 130,000	— — —		— — —		75,000 100,000 40,000	— — —	— — —	— — —

Tom Roberts, Senior Vice President, MCI	2003 2002 2001	$ $ $	181,538 170,000 170,000	— — —		— — —		75,000 100,000 30,000	— — —	— — —	— — —

Morris Perlis, President and Chief Executive Officer(5)	2003 2002	Cdn$ Cdn$	656,388 635,135	— —	Cdn$	— 13,300	(6)	10,000 710,000	— —	— —	— —

Cyril Talbot III(7)	2003		$7,692	—		—		—	—	—	—

Notes:

(1)	For each of the Named Executive Officers, personal benefits were not greater than the lesser of Cdn.$50,000 and 10% of the total annual salary and bonus of such named Executive Officers for fiscal year 2003.
(2)	Options granted have a 5 year term.
(3)	Andrew Schmidt became Chief Financial Officer effective December 1, 2000. Mr. Schmidt ceased to be Chief Financial Officer effective December 31, 2002.
(4)	Represents the difference between the market value of common shares issued on exercise of stock options on the date of exercise and the date of grant.
(5)	Morris Perlis became President and Chief Executive Officer of the Corporation on May 1, 2001. In April 2001, Morris Perlis was a consultant to the Corporation and was paid consulting fees of Cdn. $29,600 during this period.

(6)	Represents payments of Directors’ fees.
(7)	Cyril Talbot III became Chief Financial Officer effective March 17, 2003. On an annualized basis, Mr. Talbot’s salary is equal to $200,000.

Stock Options

The Corporation has an incentive stock option plan (the “Option Plan”) the terms of which, together with particulars of options granted to and exercised by Named Executive Officers during the financial year ended March 31, 2003, are described below.

Options to purchase common shares may be granted under the Option Plan to directors, officers, employees or other personnel of the Corporation or any of its subsidiaries, as determined by the Board of Directors, at a price to be fixed by the Board of Directors, subject to limitations imposed by any stock exchange on which the common shares are listed for trading and any other regulatory authority having jurisdiction in such matters. The common shares subject to each option shall become purchasable at such time or times as may be determined by the Board of Directors. An option not exercised prior to the date that is five years from the date of grant of such option shall automatically expire and may expire on such earlier date or dates as may be determined by the Board of Directors (the “Option Expiry Date”). Any common shares not purchased by the Option Expiry Date may thereafter be reallocated in accordance with the provisions of the Option Plan. Options are non-assignable and non-transferable by the optionholder and are exercisable during the optionholder’s lifetime only by the optionholder. The Board of Directors may make such arrangements as it deems advisable for the exercise of an option by an optionholder who has ceased to be a director, officer or employee of the Corporation or any of its subsidiaries, or by the estate or heirs of the optionholder, subject to any limitations imposed by any stock exchange on which the common shares of the Corporation are listed for trading or any regulatory authority having jurisdiction in such matters. The aggregate number of the Corporation’s common shares reserved for issuance to any one individual under the Option Plan and under any other share compensation arrangement of the Corporation may not exceed 5% of the number of common shares issued and outstanding. The Corporation does not provide any financial assistance with respect to purchases of shares under the Option Plan. The number of common shares subject to options granted to Insiders (as defined in the Securities Act (Ontario)) are restricted in accordance with the requirements of the Toronto Stock Exchange (the “Exchange”).

Details of options granted to and exercised by Named Executive Officers during the financial year ended March 31, 2003 are shown in the two tables set out below.

Options Grants During the Most Recently Completed Financial Year

Name	Securities Under Options Granted (#)	Percentage of Total Options Granted to Employees in Financial Year	Exercise or Base Price (Cdn$/Security)	Market Value of Securities Underlying Options on the Date of Grant (Cdn$/Security)	Expiration Date
Morris Perlis	10,000	1.18%	1.45	1.40	August 30, 2007
Darren Richardson	100,000	11.8%	1.30	1.30	August 7, 2007
Tom Roberts	75,000	8.82%	1.30	1.30	August 7, 2007
Warren Cook	75,000	8.82%	1.30	1.30	August 7, 2007
Andrew C. Schmidt	75,000	8.82%	1.30	1.30	August 7, 2007
Cyril Talbot III	—	—	—	—	—

Aggregated Option Exercises During the Most Recently Completed Financial Year

and Financial Year-End Option Values

(in Canadian dollars)

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized (1)	Unexercised Options at Financial Year-End (#) Exercisable/ Unexercisable		Value of Unexercised in-the-Money Options at Financial Year-End (2) ($) Exercisable/ Unexercisable
Morris Perlis	—	—	748,200 —	exercisable unexercisable	32,000 —	exercisable unexercisable
Darren Richardson	—	—	288,333 116,667	exercisable unexercisable	— —	exercisable unexercisable
Warren Cook	—	—	228,334 83,333	exercisable unexercisable	4,067 667	exercisable unexercisable
Tom Roberts	—	—	246,667 83,333	exercisable unexercisable	4,433 667	exercisable unexercisable
Andrew C. Schmidt	15,000	$8,850	— —	exercisable unexercisable	— —	exercisable unexercisable
Cyril Talbot III	—	—	— —	exercisable unexercisable	— —	exercisable unexercisable

Notes:

(1)	Aggregate Value Realized is the difference between the market price of the Corporation’s common shares on the date of exercise and the option exercise price, multiplied by the number of common shares acquired.
(2)	Value of unexercised options is calculated as the difference between the market price of the Corporation’s common shares on March 31, 2003 (Cdn.$0.86) and the option exercise price, multiplied by the number of common shares under option.

Employment Contracts with Named Executive Officers

The services of Morris Perlis are provided to the Corporation pursuant to the terms of a consulting agreement dated February 26, 2001 between the Corporation and Morris Perlis & Associates Inc. Under the terms of this agreement, which may be terminated by the Corporation on three months prior notice, the Corporation pays a monthly fee of Cdn.$50,000 (plus GST).

Mad Catz, Inc., a wholly-owned subsidiary of the Corporation and Darren Richardson entered into an agreement dated May 18, 2000, pursuant to which Mr. Richardson agreed to serve as Mad Catz, Inc.’s President and Chief Operating Officer. The agreement provided for a three-year term and thereafter automatically renews for successive one year periods unless prior notice of termination is given by either party. On May 14, 2003 the agreement was renewed for a one year period. If, during the term of the agreement, there is a termination of employment either without cause or in certain other specified circumstances, Mr. Richardson will be entitled to receive one year’s salary. These specified circumstances include where there has occurred a change of control in Mad Catz, Inc. or the Corporation.

Mad Catz, Inc. and Cyril Talbot III entered into an agreement dated July 23, 2003, pursuant to which Mr. Talbot agreed to serve as Mad Catz, Inc.’s Chief Financial Officer. The agreement provides for a three-year term and thereafter automatically renews for successive one year periods unless prior notice of termination is given by either party. If, during the term of the agreement, there is a termination of employment either without cause or in certain other specified circumstances, Mr. Talbot will be entitled to receive one year’s salary. These specified circumstances include where there has occurred a change of control in Mad Catz, Inc. or the Corporation.

Effective December 31, 2002, Andrew Schmidt’s employment as Mad Catz, Inc.’s Chief Financial Officer was terminated.

Report of the Compensation Committee

The Compensation Committee is responsible for determining the total compensation paid to the President and Chief Executive Officer of the Corporation and to the other executive officers of the Corporation. In making such determinations, the Compensation Committee is mindful of the need to attract, motivate and retain qualified personnel. In establishing and implementing policies covering base salaries, cash bonuses and stock options, the Compensation Committee considers the recommendations of the Chief Executive Officer (as such relate to those executive officers other than the Chief Executive Officer) and also makes reference from time to time to other comparable corporate situations, primarily within but also outside of the Corporation’s industry and to the advice of independent consultants.

The Corporation’s compensation program has two primary components, being base salary and long term incentives in the form of grants of stock options. In addition, executive officers, other than the Chief Executive Officer whose compensation is governed by the terms of a consulting agreement, are eligible to receive a cash bonus based upon the attainment of corporate and personal objectives.

The services of the Corporation’s President and Chief Executive Officer are provided to the Corporation pursuant to the terms of a consulting agreement dated February 26, 2001 entered into between the Corporation and Morris Perlis & Associates Inc. The terms of the consulting agreement were negotiated and entered into by the Corporation prior to Mr. Perlis assuming the position of President and Chief Executive Officer. Under the terms of the consulting agreement, the cash consideration payable by the Corporation is fixed at Cdn.$50,000 per month. Mr. Perlis is not eligible to receive a cash bonus but is eligible to participate in the Corporation’s stock option plan.

Executive officers, other than the President and Chief Executive Officer, in addition to receiving compensation in the form of salary and stock options are, eligible to receive cash bonuses. The Corporation has not paid cash bonuses during the past three fiscal years primarily in recognition of the stage of the Corporation’s development and the level of net income achieved to date.

In determining the number of options granted under the stock option plan, the number and terms of outstanding options are taken into account in determining whether and how many new option grants will be made, as well as the proposed optionee’s level within the Corporation and the optionee’s level of contribution to the Corporation. Stock options granted are exercisable at a price at or above the market price of the Corporation’s common shares at the time of grant.

Submitted by the Committee

Cary L. McWhinnie, Chairman

Patrick S. Brigham

J. Brendan Ryan

Performance Graph

The following graph compares the yearly percentage change in the cumulative total shareholder return of the common shares of the Corporation for the period from March 31, 1998 to March 31, 2003 with the cumulative total return of the S&P/TSX Composite Total Return Index for the same period.(1)

	1998(2)	1999	2000	2001	2002	2003
Mad Catz Common Shares	$0.70	$2.50	$2.90	$0.74	$1.68	$0.86
Mad Catz Value	100	357.1	414.2	105.7	240.0	122.9
S&P/TSX Composite Total Return Index	15,706.32	13,937.91	20,277.29	16,503.59	17,308.41	14,261.66
S&P/TSX Composite Total Return Value	100	88.7	129.0	105.0	110.1	90.7

Notes:

(1)	Assumes $100 invested in the Corporation’s common shares on March 31, 1998 and in the S&P/TSX Composite Total Return Index, which assumes dividend reinvestment.
(2)	The financial year end for the Corporation was changed from May 31 to March 31 pursuant to the resolution of the Board of Directors of the Corporation, dated October 27, 1998.

Compensation of Directors

During the financial year ended March 31, 2003 the directors of the Corporation who were not salaried employees of the Corporation were each paid:

(a)	an annual retainer of $5,000;

(b)	a fee of $1,500 for each regularly scheduled quarterly Board of Directors’ meeting attended;

(c)	a fee of $300 for each Board of Directors’ meeting held by teleconference;

(d)	a fee of $2,500 for acting as the Chairman of a committee;

(e)	a fee of $500 for attendance as a committee member at regularly scheduled committee meeting; and

(f)	a fee of $300 for each committee meeting held by teleconference.

Directors’ and Officers’ Liability Insurance

The Corporation has purchased a policy of insurance for the benefit of itself and its directors and officers against liability incurred by them in the performance of their duties as directors or officers of the Corporation. The approximate amount of the premium paid in respect of this policy for the financial year ended March 31, 2003 was US$92,000. The entire premium was paid by the Corporation. The aggregate amount of coverage under the policy is US$10,000,000 in respect of any one occurrence. The policy provides for a per occurrence deductible of US$25,000, which is reimbursible by the Corporation.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

During the fiscal year ended March 31, 2003, no director or officer was indebted to the Corporation or any of its subsidiaries.

STATEMENT OF CORPORATE GOVERNANCE PRACTICE

The Toronto Stock Exchange (“TSX”) requires each of its listed companies to disclose its corporate governance practices as such relate to the guidelines proposed by the TSX.

Mandate of the Board

The business and affairs of the Corporation are managed under the supervision of the Corporation’s Board of Directors. The Board reviews overall corporate strategy and business practices, assesses management’s implementation of agreed strategies and reviews the results obtained. The Board’s duties include approving strategic plans, reviewing corporate risks identified by management and monitoring the Corporation’s practices for dealing with these risks. In addition to regularly scheduled quarterly meetings of the Board, the Board may hold additional meetings as the need arises.

The Board has not developed formal position descriptions for the Chief Executive Officer or for the Board itself. The Chief Executive Officer is responsible for the day-to-day operations of the Corporation and also undertakes a significant role in the strategic planning activities of the Corporation. Guidance and assistance is provided to the Chief Executive Officer and the other members of management by the Board. As part of their general duty to supervise the management of the business and affairs of the Corporation, the Board as a whole has assumed responsibility for developing the Corporation’s approach to corporate governance matters.

Strategic Planning

The Board ensures that a strategic planning process is in place, reviews and approves strategies and monitors management’s implementation of the strategies. The Board conducts the review and approval process on an annual basis.

Appointment of Management

The Board is responsible for the appointment of the Corporation’s Chief Executive Officer, as well as for the appointment of other senior executives of the Corporation. The compensation paid to the Chief Executive Officer and the Corporation’s senior executives is determined by the Compensation Committee of the Board, all of the members of such committee being independent of members of management.

Information Systems

The Board is ultimately responsible for the integrity of the Corporation’s internal control and management information systems. Management implements the systems, with oversight provided by the Audit Committee of the Board. The Audit Committee monitors the Corporation’s practices and reviews the adequacy of the controls and systems in place with the Corporation’s management and with the Corporation’s external auditor on a regular basis and reports to the full Board in respect of any issues which arise. The Board in turn, determines what modifications and improvements are to be made to the systems, practices and policies of the Corporation.

Communications with Shareholders

The Corporation communicates on a regular basis with its shareholders and the investment community through quarterly and annual reports, news releases and information meetings. The Board is responsible for ensuring that any material information is communicated to the public in a consistent and timely fashion. The Corporation’s communications strategy, including responding to inquiries made by shareholders and members of the investment community, is coordinated through the office of the Chief Executive Officer to ensure consistency in the dissemination of corporate information.

Composition of the Board

The TSX guidelines recommend that a board of directors should be composed of a majority of “unrelated directors; that is, independent of management and free from any other interest or business or other relationships which could or could reasonably be perceived to materially interfere with the director’s ability to act in the best interests of the Corporation, other than interests and relationships arising from shareholdings. In the opinion of the Board, four of its five members, being Patrick S. Brigham, Cary McWhinnie, J. Brendan Ryan and Donald Lenz qualify as unrelated directors, while Morris Perlis, the President and Chief Executive Officer of the Corporation, is a “related director”.

The Corporation does not have a “significant shareholder” within the TSX guidelines; that is, a shareholder with the ability to exercise a majority of the votes for the election of directors, nor do the directors and officers collectively own a majority of the shares of the Corporation.

The TSX guidelines also recommend that boards of directors examine their size with a view to determining the impact of its number of members on its effectiveness. The Board considers its existing composition and size to be appropriate given the Corporation’s current business and operations.

Independence from Management

The TSX guidelines recommend that a board of directors have in place an appropriate structure to ensure that the board can function independently of management. Patrick Brigham is the Chair of the Board of Directors and Morris Perlis is the Chief Executive Officer of the Corporation. The Chief Executive Officer is the only management representative on the Board of Directors of the Corporation.

Committees of the Board of Directors

The TSX guidelines provide that committees of the Board should generally be composed of non-management members (referred to as “outside” directors) and that a majority of the members of each committee should be “unrelated”. The Corporation presently has two standing committees of the Board and all of the members of each committee are “outside” and “unrelated” directors.

Audit Committee

The Audit Committee consists of Donald Lenz (Chairman), Cary McWhinnie and Patrick Brigham, each of whom is an “unrelated” director. Each of the Committee’s members is considered by the Board to be financially literate by reason of business experience and educational background.

The Audit Committee is responsible for reviewing the annual and interim financial statements of the Corporation, as well as management’s discussion and analysis of these statements, and for making recommendations to the full Board with respect to the annual statements. The Audit Committee also reviews with management and with the Corporation’s external auditor the adequacy of the Corporation’s internal accounting control procedures and systems and reports to the Board thereon. Members of the Audit Committee have direct access to the Corporation’s external auditor and the Committee meets not less than annually with the auditor without members of management present, to review and discuss, among other things, the Corporation’s internal controls and reporting systems, the Corporation’s compliance with generally accepted accounting principles and with respect to the overall financial statement presentation of the Corporation.

Under the provisions of the Canada Business Corporations Act (the “CBCA”), the Corporation’s governing statute, shareholders of the Corporation are entitled to elect the auditor of the Corporation on an annual basis. Under the CBCA, the compensation of the auditor, if not fixed by the shareholders, is to be determined by the board of directors. The Audit Committee presently makes recommendations to the Board as to the auditor to be proposed for election to shareholders. The Audit Committee reviews the nature and scope of the annual audit as proposed by the auditor and management. The Audit Committee also recommends to the Board all remuneration to be paid to the auditor and whether the auditor’s firm is to be retained to provide other permitted non-audit services to the Corporation.

Compensation Committee

During the financial year ended March 31, 2003, the Compensation Committee was comprised of Cary McWhinnie (Chairman), Patrick Brigham and J. Brendan Ryan, all of whom are unrelated and outside directors. This Committee is responsible for establishing and reviewing the level and composition of compensation paid to the Chief Executive Officer of the Corporation and to other members of senior management. The Compensation Committee also periodically reviews the adequacy and form of compensation of directors and makes recommendations to the Board in this regard, with a view to ensuring that compensation levels reflect the responsibilities of Board membership.

Other Committees

The TSX guidelines suggest that each board of directors should establish a nominating committee to propose new nominees for directors to the full Board and to assess the performance of the Board’s members on an ongoing basis. Given the small size of the Corporation’s Board, the infrequent vacancies on the Board and that four of the five members of the Board qualify as “unrelated”, the Board is of the view that an independent nominating committee is not required by the Corporation at this time. Responsibility for nominating new directors rests with the entire Board and proposed nominees to the Board are reviewed by the entire Board.

Director Training

In addition to extensive discussions with the Chairman of the Board with respect to the business and operations of the Corporation, all directors receive a record of the historical public information of the Corporation together with the prior minutes of the Board. Senior management is also available to answer any specific questions or to provide additional information as requested.

Outside Advisors

In case of non-arm’s length transactions or other circumstances where a member or members of the Board may have or appear to have a conflict of interest with the Corporation, prudent corporate practice dictates that the interested Board member declare his interest and refrain from voting on the matter and in certain circumstances, the Board may strike a committee of independent directors to review and make recommendations in respect of the proposed transaction. Although no formal policy is in place with respect to the retention of outside advisors, any individual director and any independent committee of the Board may request the engagement of an outside advisor where a director or of the committee believes it is appropriate to do so.

Decisions requiring prior Board Approval

In addition to matters which by law must be approved by the Board of Directors, management must seek Board approval for those transactions that would materially affect the financial position of the Corporation including the agreement to form strategic alliances, the annual business and financial plan, the capital spending plan, financings, acquisitions and divestitures. As well, any changes to senior management require the prior approval of the Board.

Sarbanes-Oxley Act Compliance

The Corporation has also implemented the various procedures mandated to date by the U.S. Sarbanes-Oxley Act of 2002. The Corporation has adopted a formal code of ethics for its officers and directors to promote honest and ethical conduct, the avoidance of conflicts of interest, full, fair, accurate and timely public disclosure and compliance with all applicable laws. A copy of the code of ethics is available on the Corporation’s website. The Corporation has implemented a system of disclosure controls and procedures to ensure the timely collection and evaluation of internal information. The Corporation does not make loans or provide other credit facilities to its directors or officers. The Corporation’s directors, officers and employees are prohibited from trading in the Corporation’s securities during “black-out periods” pursuant to the Corporation’s policies. Each of the members of the Corporation’s Audit Committee are independent of the Corporation and its management although Patrick Brigham is, to the knowledge of the Corporation, the Corporation’s largest shareholder, owning approximately 16.1% of the Corporation’s outstanding shares. The Board of Directors has determined that one member of the Audit Committee qualifies as a “financial expert”, which is a person who, through education and experience, has: (i) an understanding of financial statements and generally accepted accounting principles (“GAAP”); (ii) experience applying GAAP in connection with accounting for estimates, accruals and reserves comparable to those used in the Corporation’s financial statements; (iii) experience preparing or auditing financial statements that present accounting issues that are generally comparable to those raised by the Corporation’s financial statements; (iv) experience with internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions. The Audit Committee’s charter of purposes, duties and responsibilities is available on the Corporation’s website.

PARTICULARS OF MATTERS TO BE ACTED UPON

Election of Directors

The Articles of the Corporation provide that the Board of Directors of the Corporation shall consist of a minimum of three directors and a maximum of 12 directors. The Board of Directors of the Corporation currently consists of five members. The Board of Directors of the Corporation has fixed the number of directors to be elected at the Meeting at five. Unless authority to vote is withheld, the persons named in the accompanying form of proxy intend to vote for the election of the five nominees whose names are set forth below. All of the nominees are now members of the Board of Directors of the Corporation and have been since the dates indicated.

Management does not contemplate that any of the nominees will be unable to serve as directors but, if that should occur for any reason prior to the Meeting, the persons named in the accompanying form of proxy reserve the right to vote for another nominee at their discretion unless the shareholder has specified in the form of proxy that his or her shares are to be withheld from voting on the election of directors. Each director elected will hold office until the next annual meeting of shareholders or until his successor is duly elected unless prior thereto he resigns or his office becomes vacant by reason of death or other cause.

Name and Office with the Corporation	Director Since	Principal Occupation	Shares of the Corporation Beneficially Owned or Controlled Directly or Indirectly(1)
PATRICK S. BRIGHAM(2)(3) Chairman	October, 1998	President, Hartay Enterprises Inc. (investment company)	8,567,605

DONALD LENZ(2)	January, 2000	Managing Director, Newport Partners, Inc. (investment banking)	37,150

CARY L. MCWHINNIE(2)(3)	October, 1998	Businessman	485,091

MORRIS PERLIS President and Chief Executive Officer	April, 2000	President and Chief Executive Officer of the Corporation	200,000

J. BRENDAN RYAN(3)	September, 2001	Chief Executive Officer, Foote, Cone & Belding Worldwide, Inc. (advertising)	10,000

Notes:

(1)	The information as to shares beneficially owned or over which control or direction is exercised by each nominee, not being within the knowledge of the Corporation, has been furnished by the respective nominees individually. See also “Voting Shares and Principal Holders Thereof”.
(2)	Presently a member of the Corporation’s Audit Committee.
(3)	Presently a member of the Corporation’s Compensation Committee.

Appointment and Remuneration of the Independent Auditor

The persons named in the accompanying form of proxy intend to vote for the re-appointment of KPMG LLP, Chartered Accountants, as the auditor of the Corporation, to hold office until the next annual meeting of shareholders and to authorize the directors to fix the remuneration of the auditor. KPMG LLP has been the independent auditor of the Corporation and its predecessors for eight years.

Future Private Placements

The Meeting has also been called to consider and, if thought appropriate, to approve a resolution in the form set forth in Schedule “A” hereto, authorizing the Corporation, from time to time during the period ending one year following the date of shareholder approval, to issue or make issuable up to 53,000,000 common shares of the Corporation by way of one or more private placements, representing approximately 99% of the number of common shares currently issued and outstanding.

From time to time, the Corporation investigates opportunities to raise financing on advantageous terms, including by means of private placement transactions. The Corporation may undertake one or more financings over the next year and anticipates that one or more of such financings may be structured as private placements. Under the rules of the Toronto Stock Exchange (the “Exchange”), the aggregate number of common shares issued or made subject to issuance (that is, common shares which are issuable upon the exercise of warrants or options or upon the conversion of convertible securities) pursuant to private placement transactions during any six-month period must not exceed 25% of the number of common shares outstanding (on a non-diluted basis) prior to giving effect to such transactions, unless shareholder approval is obtained (the “25% Rule”). Under the rules of the American Stock Exchange (“AMEX”), the limitation on private placement transactions is 20% and accordingly an exemption from the AMEX rules would be required to issue the maximum amount issuable under the rules of the TSX, including the amount issuable with the shareholder approval. An exemption will generally be issued by AMEX on the basis that the TSX allows private placements up to the 25% threshold up to 100% with shareholder approval and the TSX is the principal trading market of the Corporation’s common shares.

The Exchange has a working practice that it will accept advance approval by shareholders in anticipation of private placements that may exceed the threshold established by the 25% Rule, provided that such private placements are completed within 12 months of the date on which such advance shareholder approval is given. The approval of shareholders at the Meeting is being sought in order to provide the Board of Directors of the Corporation with the flexibility to pursue financing opportunities as they arise and to avoid the expense of calling and holding special meetings of shareholders to consider specific proposed issuances of securities by way of private placement.

Any private placement completed by the Corporation pursuant to this authorization will be with parties dealing substantially at arm’s length with the Corporation and will not materially affect control of the Corporation. Such securities will be issued at such prices and upon such terms and conditions as the Board of Directors may from time to time deem advisable and will be subject to the prior approval of the Exchange. The price per common share of the Corporation to be issued will not be lower than the closing market price of the common shares of the Corporation on the Exchange on the trading day prior to the date on which notice of the proposed private placement is provided to the Exchange (the “Market Price”), less the applicable discount as follows:

Market Price	Maximum Discount Therefrom
$0.50 or less	25%
$0.51 to $2.00	20%
Above $2.00	15%

For this purpose, a private placement of convertible securities is deemed to be a private placement of the underlying common shares at an issue price equal to the lowest possible price at which the securities are convertible into common shares by the holders thereof. The Exchange retains discretion to determine whether or not a particular placement is “substantially” at arm’s length or will materially affect control, in which case, shareholder approval specific to the transaction may be required.

The proposed shareholders’ resolution is annexed as Schedule “A” hereto. Approval of this resolution requires the affirmative vote of a majority of the total votes cast in respect thereof at the Meeting. Unless a choice is otherwise specified, it is intended that the common shares represented by the proxies hereby solicited will be voted for the approval of the resolution annexed as Schedule “A” hereto. In the event that such approval is not given, the Corporation may be required to obtain shareholder approval in the future in order to complete a private placement or alternatively, certain private placements may not proceed.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

The directors and officers of the Corporation are not aware of any transaction during the financial year ended March 31, 2003 or in any proposed transaction in which any director or senior officer of the Corporation, any proposed management nominee for election as a director, any insider of the Corporation or any associate or affiliate of any of the foregoing, has or had a material interest.

SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

The Corporation will review shareholder proposals intended to be included in proxy material for the 2004 Annual Meeting of Shareholders which are received by the Corporation at its offices at 141 Adelaide Street West, Suite 400, Toronto, Ontario, M5H 3L5 Attention: President and Chief Executive Officer, by no later than May 20, 2004.

GENERAL

The contents and the sending of this Management Proxy Circular have been approved by the Board of Directors of the Corporation. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it is made.

DATED at Toronto, Ontario, Canada, this 23rd day of July, 2003.

BY ORDER OF THE BOARD OF DIRECTORS

Morris Perlis

President and Chief Executive Officer

Schedule “A”

Approval of Future Private Placements

RESOLVED THAT the Corporation be hereby authorized from time to time during the period of one year following the date hereof, to issue or make issuable up to 53,000,000 common shares of the Corporation by way of one or more private placements, with such shares to be issued or made issuable at such prices and upon such terms and conditions as the Board of Directors of the Corporation may from time to time deem advisable.

MAD CATZ INTERACTIVE, INC.

PROXY

SOLICITED BY MANAGEMENT OF THE CORPORATION FOR THE

ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 20, 2003

The undersigned shareholder of Mad Catz Interactive, Inc. (the “Corporation”) hereby appoints Morris Perlis, President and Chief Executive Officer of the Corporation, or, failing him, Geofrey Myers, Secretary of the Corporation, or instead of either of the foregoing,                                      as proxy of the undersigned with full power of substitution to attend, vote and otherwise act for and on behalf of the undersigned at the above-noted annual and special meeting of shareholders of the Corporation and any adjournment thereof (the “Meeting”) to the same extent and with the same powers as if the undersigned was present at the Meeting, and the person named is specifically directed to vote as indicated herein. The undersigned hereby undertakes to ratify and confirm all the said proxy may do by virtue hereof, and hereby revokes any proxy previously given in respect of the Meeting. Without limiting the general authorization and power hereby given, all of the common shares registered in the name of the undersigned are to be voted as follows:

1.	VOTE FOR ☐ OR WITHHOLD FROM VOTING ON ☐ (or if no specification is made, vote for) the election of the directors referenced in the accompanying Management Proxy Circular;

2.	VOTE FOR ☐ OR WITHHOLD FROM VOTING ON ☐ (or if no specification is made, vote for) the appointment of KPMG LLP as the auditor of the Corporation and authorizing the directors to fix the auditor’s remuneration; and

3.	VOTE FOR ☐ OR AGAINST ☐ (or if no specification is made, vote for) the approval of the resolution set forth in Schedule “A” to the Management Proxy Circular authorizing the Corporation to issue or make issuable up to 53,000,000 common shares of the Corporation by way of one or more private placements.

DATED the              day of                          2003.

Signature of Shareholder

(Please sign exactly as your name appears on your share certificate)

NOTES:

1.	If no choice is specified, the proxy will be VOTED FOR items 1, 2 and 3.

2.	Shareholders are entitled to vote at the Meeting either in person or by proxy. A proxy must be dated and signed by the shareholder or his or her attorney duly authorized in writing or, if the shareholder is a corporation, by an officer or attorney thereof duly authorized. Signature should agree with the name on this proxy. If the proxy is not dated in the above space, it will be deemed to bear the date on which it was mailed by the Corporation.

3.	Each shareholder has the right to appoint a person to represent the shareholder at the Meeting other than the persons specified above. Such right may be exercised by inserting in the space provided the name of the person to be appointed, who need not be a shareholder of the Corporation.

4.	This proxy confers authority for the above-named persons to vote in their discretion with respect to amendments or variations to the matters identified in the notice of meeting which accompanied this proxy and with respect to other matters which may properly come before the Meeting.